Exhibit 10.1
Feldman Mall Properties, Inc.
November 14, 2008

November 14, 2008
Feldman Mall Properties, Inc. (“Feldman”)
1010 Northern Blvd., Suite 314
Great Neck, NY 11021
     Re: 6.85% Series A Cumulative Convertible Preferred Stock
Dear Gentlemen:
     This letter (the “Agreement”) represents the offer of Inland American Real Estate Trust, Inc. (“Inland”) to assign and transfer to Feldman, all of Inland’s right, title and interest in and to the 2,000,000 shares of Feldman 6.85% Series A Cumulative Convertible Preferred Stock, $.01 par value per share, directly and beneficially owned by Inland (the “Preferred Stock”), in exchange for the Real Property described below.
     Inland or its nominee and Feldman will consummate this transaction on the following basis:
1.	Inland shall assign and transfer to Feldman all of Inland’s right, title and interest in and to the Preferred Stock and in exchange, Feldman shall cause FMP Stratford LLC, FMP Northgate LLC, FMP Denton LP, FMP Stratford JCP Parcel LLC and FMP Northgate Outparcel LLC, each an indirect, wholly owned subsidiary of Feldman (each an “Owner” and collectively, the “Owners”) to convey to Inland or its nominee all of each Owner’s right, title and interest in and to those three (3) certain retail malls known as Stratford Square Mall, located at 199 South Gary Avenue, Bloomingdale, Illinois (including the parcel of land and improvements thereon commonly referred to as the JC Penney Parcel) (“Stratford”), Northgate Mall, located at 3700 Springdale Road, Cincinnati, Ohio (including the parcel of land and improvements thereon commonly referred to as the Northgate Outparcel) (“Northgate”) and The Golden Triangle Mall, located at 2201 Interstate 35 East South, Denton, Texas (“GTM”), together with certain improvements situate thereon and more particularly described on Exhibits “A-1”, “A-2”, and “A-3” to be attached hereto and hereby made a part hereof following completion of the surveys described in Paragraph 32 below (each a “Real Property” and collectively, the “Real Properties”), subject to the provisions of Paragraph 2 hereof, together with all right, title and interest of each Owner in and to (i) any land lying in the beds of any streets, avenues, alleys or passages, open or proposed, bounding or abutting each Real Property, drainage rights appurtenant to each Real Property, and any easements, rights of way or passageways appurtenant to or benefiting

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each Real Property, (ii) the leases and all related rights with respect to the tenants and the occupancy of each Real Property as identified on the Rent Rolls (“Rent Rolls”) attached as Exhibits “B-1”, “B-2”, and “B-3” to this letter (the “Leases”), (iii) all tangible personal property owned by such Owner located on or used in connection with each Real Property; (iv) with respect to Stratford, that certain Bloomingdale Stratford Square Business District Redevelopment Agreement dated December 21, 2007, between the Village of Bloomingdale and FMP Stratford LLC; and (v) all service contracts and agreements affecting each Real Property to the extent expressly assumed by Inland or its nominee and all permits, licenses, approvals, guaranties, claims, rights to payments, warranties and all land use entitlements existing in connection with or benefiting all or any portion of each Real Property to the extent transferable or assignable by such Owner. Each Owner agrees that the acquisition of the Preferred Stock by Feldman in exchange for the Real Property in the manner contemplated by this Agreement provides and confers on each Owner a direct and substantial benefit.
2.	Inland or its nominee shall take title to the Real Properties under and subject to the liens, encumbrances and security interests of four (4) certain mortgages or deeds of trust (collectively, the “Mortgages”), along with the various and sundry assignments, agreements and other security instruments (together with the Mortgages, collectively, the “Security Instruments”) collateralizing and securing four (4) certain notes (each a “Note” and collectively, the “Notes”, or sometimes the “Debt”) identified as follows:
(i)	Stratford — unpaid principal balance of $104,500,000.00 as of November 11, 2008, held by JP Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificate Series 2007-FL1, and collateralizing a Note in the initial principal amount of $104,500,000.00;

(ii)	Northgate — unpaid principal balance of $76,077,229.73 as of November 11, 2008, held by Wells Fargo Bank, N.A., as trustee for the registered holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2003-CPN1 and collateralizing a Note in the initial principal amount of $82,000,000.00; and

(iii)	GTM — unpaid principal balance of $27,750,000.00 as of November 11, 2008, held by JP Morgan Chase Bank, and collateralizing two (2) Notes in the initial principal amounts of $24,600,000.00 and $5,400,000.00.
In connection with the transaction described herein, Inland or its nominee, at Closing, shall assume and agree to be and become liable and obligated from and after Closing, for payment and performance of [A] the nonrecourse “carve-out” type covenants attaching to the Debt described in Paragraph 2(a) (i)-(iii) above, [B] all interest rate swaps pertaining to the Debt and [C] all other guaranties of the Debt.

At Closing, Inland shall deliver to Feldman cash in the amount of $9,125,000.00, which shall be allocated between “Cash Allocable to Cash” and “Cash Allocable to Trust

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Preferred” as shown in the Table (as defined below), provided, however, that the amount of cash to be delivered by Inland at Closing, and the allocation of such cash, shall be subject to adjustment pending the outcome of Inland’s due diligence prior to Closing.
Closing (as defined in Paragraph 23 below) shall take place on a date to be determined by Inland and Feldman not earlier than November 20, 2008 or later than the later of (i) December 30, 2008 or (ii) the Closing date as determined pursuant to the provisions of Paragraph 23 hereof.

It is a condition precedent to Inland’s obligations to proceed to Closing that the first mortgagees and second mortgagee (collectively, “Lender”) shall approve this transaction and shall approve Inland or its nominee without recourse to Inland or such nominee. Such approval shall be to the satisfaction of Inland, in Inland’s sole discretion. Any fees or expenses incurred in obtaining said approvals shall be paid by Feldman or Owners. Except with respect to a default under the Security Instruments for GTM (requiring the Owner of GTM to remargin the loan underlying the Security Instrument for GTM), the Security Instruments shall be current and without default at Closing. Inland’s obligation to proceed to Closing shall be subject to Inland’s written approval of the Security Instruments, in its sole discretion. Feldman and Owners shall work diligently and in good faith in assisting Inland in obtaining each Lender’s approval and shall provide to Inland and each Lender all documentation reasonably requested to facilitate such approval, provided that Owners and Feldman shall have no further obligations under the Security Instruments with respect to the Debt after Closing except for such matters which traditionally survive the conveyance of real estate and assumption of debt, including, but not limited to, continued obligations vis-à-vis existing environmental indemnity agreements. Notwithstanding anything contained herein to the contrary, no Debt shall have been used for the payment of obligations of Feldman with respect to other properties owned by Feldman, its affiliates or joint venture partners, if any (“Non-Target Debt”). If Non-Target Debt has been used, Inland shall have the right to immediately terminate this Agreement or to seek an adjustment of the consideration to be paid by Feldman to Inland for the Preferred Stock by the amount of the Non-Target Debt.

The parties agree that if, prior to the Closing Date, the parties are successful in their efforts to negotiate with Lender any reduction in the amount of the Debt, or other concessions with respect to the Debt, such reductions or concessions shall inure solely to the benefit of Inland, and shall not in any way adjust or modify the amount of “Cash Allocable to Cash”, “Cash Allocable to Trust Preferred” or any other amount under this Agreement.

3.	Owners shall have the right to market said Real Properties, individually or collectively, during the 60 days from the date of this Agreement or until Closing, if sooner. If an Owner receives and accepts and closes on an offer for a Real Property that is higher than the “Total Value of Each Real Property” allocated to such Real Property set forth

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in the table (“Table”) below, then at the closing of such Real Property, such Owner shall immediately pay or credit Inland with certain amounts set forth in the Table with respect to each Real Property, in the following order: (i) to Inland, the break-up fee for its due diligence (and Feldman and Owners agree that such break-up fee shall not be deemed a penalty and shall not entitle Feldman and Owners to any credit), (ii) to the holder of any trust preferred securities in Feldman or any affiliate thereof, the amount set forth in the Table with respect to the “Cash Allocable to Trust Preferred,” and (iii) to Inland, the amount set forth in the Table for “Application and Allocation for Purchase of Preferred Stock”, which payment shall constitute a purchase by Feldman of such number of shares of Preferred Stock equal to the quotient of such allocated amount divided by $.01. In addition, Inland shall no longer be required to pay to Owners the amount of “Cash Allocable to Cash” set forth in the Table with respect to such Real Property. Thereafter, the total amount of Preferred Stock to be purchased by Feldman at Closing shall be reduced by the amount of “Application and Allocation for Purchase of Preferred Stock” allocable to said Real Property in the Table, this Agreement shall become null and void with respect to such Real Property only.
Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, generally, and for this Paragraph 3, in particular, the parties agree to allocate the value of each Real Property as set forth in the Table below (except for the numbers relative to the percentage allocable to each Real Property, each number shall be deemed to reflect $), provided, however, that the parties may mutually adjust the amounts set forth in the Table prior to Closing:

	Stratford	Northgate	GTM
Debt	104,500,000	76,077,230	27,750,000
Cash Allocable to Trust Preferred	3,628,412	2,637,891	858,697
Cash Allocable to Cash	1,018,502	740,461	241,038
Application and Allocation for Purchase of Preferred Stock	27,099,607	19,506,149	3,394,244
Total Value of Each Real Property	136,246,521	98,961,731	32,243,978
Percentage allocable to each Real Property	50.9%	37%	12.1%
Break-up Fee for each Real Property	509,000	370,000	121,000

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November 14, 2008

Notwithstanding anything contained herein to the contrary, if Owners receive and accept an offer for all Real Properties that is higher than the amount allocated to such Real Properties in the Table, then Feldman shall immediately pay the following amounts in the following order: (i) to Inland, $1,000,000.00 in break up fee for its due diligence, (ii) to the holder of any trust preferred securities in Feldman or any affiliate thereof, up to $7,125,000 (but in no event less than the amount required to redeem the entire trust preferred stock outstanding) and (iii) to Inland, $50,000,000 in consideration for all of the Preferred Stock. Thereafter, Inland shall have no further obligations with respect to the payment of any cash to Owners, and this Agreement shall become null and void.

Further notwithstanding anything contained herein to the contrary, in the event Owners exercise their rights under this Paragraph 3 with respect to some but not all of the Real Properties, Owners agree not to sign off on any closing statement and close on the conveyance with respect to any Real Property without first having obtained Inland’s prior written approval, which approval may be withheld in Inland’s reasonable discretion.

4.	Feldman and Owners represent and warrant that the Real Properties are leased to the tenants described on the Rent Rolls on net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the Closing shall be settled at Closing by Owners giving a full cash credit to Inland for any and all of those concessions.

5.	Except for the ongoing monitoring and remediation of environmental issues with respect to the BP site for Northgate, Feldman and Owners represent and warrant (to the best of their knowledge), that the Real Properties are free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the Real Properties are in full compliance with Federal, State, City and County ordinances, including ADA compliance and environmental laws, and no one has a lease that exceeds the lease term stated in the Leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the Real Properties, nor are there any current or contemplated assessments. Feldman and Owners represent and warrant that they have not received any written notice that the Real Properties are not in compliance with Federal State, City and County ordinances, including ADA compliance and environmental laws.

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November 14, 2008

6.	Feldman and Owners represent and warrant, that during the term of the Leases the tenants and guarantors are responsible for and pay all operating expenses relating to the Real Properties on a prorata basis or otherwise in accordance with the terms of their Lease, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

7.	Prior to Closing, no Owners shall enter into or extend any leases or other agreements without Inland’s approval, in its sole discretion (and such approval will be deemed given if Inland does not disapprove such lease or other agreement within five (5) business days following such Owners request for approval) and any contract presently in existence and not accepted by Inland shall be terminated by Owners. Any work presently in progress on the Real Properties shall be completed by Owners prior to Closing.

8.	Inland represents that as of the date of this Agreement and as of the Closing, it is and will be the sole beneficial owner of the Preferred Stock, free and clear of all liens, claims, security interests, encumbrances, transfer restrictions, options, charges, voting trusts, voting agreements and restrictions of any nature whatsoever, other than as are imposed under applicable securities laws or the Articles Supplementary respecting the Preferred Stock.

9.	Inland has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transaction contemplated by this Agreement.

10.	Inland acknowledges that it has received such information as, in its judgment, is necessary for it to make an informed decision to exchange the Preferred Stock for the Real Properties. Inland has had access to and has reviewed all information concerning the business, assets and financial condition of Feldman that a reasonable person would deem relevant or appropriate to a determination whether to continue to engage in the transactions contemplated hereby. Except as otherwise provided herein, Inland understands and acknowledges that neither Feldman nor any of its affiliates, accountants, counsel or other representatives makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of any of the information otherwise used by Inland in making its decision to engage in the transaction contemplated hereby, nor will it have any liability or responsibility to Inland for the accuracy or completeness of any such information as it relates to the transaction contemplated herein, or relating to or resulting from the use of such information as it relates to the transaction contemplated herein by Inland or any errors therein or omissions therefrom, other than those expressly set forth in this Agreement.

11.	Inland, in entering into this agreement, has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether expressed or implied, made by Feldman or any Owner, or any agent, employee or representative of Feldman or any Owner, with respect to the Real Properties, or any other matter

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affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement.
12.	Feldman represents and warrants to Inland that after completion of the transactions described in this Agreement, (i) Feldman will be able to pay indebtedness of Feldman as such indebtedness becomes due in the usual course of business and (ii) Feldman’s total assets will be more than the sum of Feldman’s total liabilities plus the amount that would be needed, if Feldman were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Feldman further represents and warrants to Inland that Feldman: (a) has no current or accumulated earnings and profits; (b) has made no redemptions of its securities during the last 12 months; (c) has no current plan for future redemptions of its securities, other than redemptions of trust preferred securities issued by a subsidiary trust of the operating partnership; and (d) has no current plan to liquidate.

13.	It shall be a condition precedent to the obligations of Inland and Feldman to proceed to Closing that at or prior to Closing, Feldman shall obtain and Feldman’s Board of Directors shall be furnished with a fairness opinion (“Fairness Opinion”) mutually acceptable to Feldman and Inland. Feldman shall cooperate with the giver of the Fairness Opinion and shall use best efforts to comply with the requests of the giver of the Fairness Opinion. The Fairness Opinion shall (a) be made out to Feldman’s Board of Directors; (b) be given by Christenberry Collet of Kansas City, Missouri; and (c) shall expressly provide that it may be relied upon by Inland. Christenberry Collet shall carry professional liability insurance of not less than $1,000,000.

14.	It shall be a condition precedent to the obligations of Inland and Feldman to proceed to Closing that at or prior to Closing, Feldman shall have received (and provided Inland a copy of) which shall be (a) addressed to Feldman (b) shall be in form and content acceptable to Feldman and Inland, and (c) shall expressly provide that it may be relied upon by Inland, to the effect that Feldman shall be solvent immediately following completion of Closing (“Solvency Opinion”). Feldman shall cooperate with the giver of the Solvency Opinion and shall use best efforts to comply with the requests of the giver of the Solvency Opinion.

15.	It shall be a condition precedent to Inland’s obligation to proceed to Closing that at Closing, Inland shall have received (a) an opinion from Venable LLP in the form attached as Exhibit C; and (b) an opinion from Clifford Chance LLP (the “Clifford Opinion”), acceptable to Inland in its sole discretion, expressly stating that the execution and delivery of this Agreement by Feldman and Owners and the performance by Feldman and the Owners of their respective obligations under this Agreement (i) will not constitute a breach or default under any contract, mortgage, agreement or other document or instrument to which to which Feldman any Owner is a party (other than service contracts, tenant leases, the Security Instruments and the Notes and other than such documents which require the payment or the expenditure of any sum of money in

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excess of $50,000 during any calendar year) (collectively, the “Reviewed Agreements”) or (ii) conflict with or result in a breach or default under any judgment, order, writ or decree of any court or governmental authority binding on Feldman or any Owner or to which Feldman or any Owner is subject and which is of specific application to Feldman or any Owner. A list of the Reviewed Agreements will be annexed to the Clifford Opinion. The Clifford Opinion shall be based solely on New York law.
16.	It shall be a condition precedent to Feldman and Owners obligation to proceed to Closing that at Closing, Feldman and Owners shall have received an opinion (which may be by Inland’s in-house counsel and which may assume that the laws of the state of Maryland are identical to the laws of the state of Illinois) that: (a) Inland is duly organized, validly existing and in good standing under the laws of its state of organization; (b) Inland has the power and authority to execute this Agreement and any closing documents to which it is a party; (c) each of Inland’s nominees are duly organized, validly existing and in good standing under the laws of its state of organization and qualified to do business in the state where its respective Real Property is located; and (d) each of Inland’s nominees have the power and authority to execute any closing documents to which it is a party.

17.	It shall be a condition precedent to Inland’s obligation to proceed to Closing that ten (10) days prior to Closing, Owners shall furnish Inland with estoppel letters acceptable to Inland from (a) not less than 75% of all tenants overall, (b) not less than 100% of tenants occupying each in excess of 5,000 gross leasable square feet, (c) guarantors, and (d) parties to reciprocal and/or operating easement agreements, if applicable.

18.	Feldman and Owners represent and warrant that there are no unrecorded agreements affecting the Real Properties, except as follows: (a) lease agreements with respect to tenants currently leasing space in the Real Properties and identified on the Rent Rolls; (b) service contracts with vendors providing services to or at the Real Properties; and (c) that certain Promissory Note dated March 19, 2008 in the amount of $200,000 from FMP Denton, LP made payable to Colter’s Restaurants, Ltd. Feldman and Owners further represent and warrant that the execution of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance of this Agreement by Feldman and Owners: (i) will not violate, conflict with or result in any breach of any charter, bylaws, partnership agreement, limited liability company agreement or similar agreement applicable to Feldman and Owners; (ii) will not violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity or other payment date of any of any agreement to which Feldman or Owners are a party, other than tenant Leases for each Real Property, the Security Instruments and the Notes; (iii) will not violate any order, writ, injunction, decree applicable to Feldman, any Owner or the Real Properties; and (iv) will not result in the creation of any claims against the Real Properties which will not be discharged on or before Closing.

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19.	Owners are responsible for payment of any fee or commissions in any way related to this Agreement or the consummation of the transactions contemplated herein.

20.	It is a condition precedent to Inland’s obligation to proceed to Closing that each Owner shall have delivered to Inland prior to Closing all certificates of insurance from the tenants which are in such Owner’s possession.

21.	Owners shall deliver to Inland within five (5) days of execution of this Agreement, copies of all previous, existing environmental reports for the Real Properties. This offer is subject to Inland obtaining, prior to Closing, a separate Phase I environmental report for each Real Property which must meet the ASTM E-1527-05 standard, fulfill the Government AAI ruling requirements, and be acceptable to Inland, and paid for by Inland. If determined by Inland or Lender that a separate Phase II environmental report (“Phase II”) is needed with request to a Real Property, the Owner of such Real Property shall be given an opportunity to review the scope of the proposed Phase II and to review and approve it in its reasonable discretion. If the Owner of such Real Property, in the exercise of such reasonable discretion, does not approve of the scope of a proposed Phase II, then Inland may, in its sole discretion, elect to exclude such Real Property from this transaction, and the provisions of Paragraph 3 shall apply as if such Owner had conveyed such Real Property to a third party.

22.	At Closing, each Owner shall convey its Real Property to Inland or its nominee by full warranty deed from the applicable Owner, with any city, state, or county transfer taxes for the Closing being paid by such Owner, and Owners agree to cooperate with Inland’s lender, if any, and the money lender’s escrow.

23.	The closing (“Closing”) shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 60 days from full execution of this Agreement, or such earlier time as may be agreed to by the parties, at which time title to the Real Properties shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, other than the lien of taxes not yet due and payable, the lien of the Security Instruments, and the Leases (the “Permitted Exceptions”), and a separate ALTA form B owner’s title policy for each Real Property with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Feldman (except that for Ohio, the premium for the foregoing policy and endorsements shall be split equally between Feldman and Inland), shall be issued, with all warranties and representations being true now and at Closing and surviving the Closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, interest in arrears (if any) with a proration of real estate taxes based (at Inland’s option) on the greater of 110% of the most recent bill or latest assessment, or the estimated assessments for 2007 and 2008 using the Assessor’s formula for the transactions contemplated by this Agreement, with a later reproration of taxes when the actual bills are received. At Closing, no credit will be given to Owners

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for any past due, unpaid or delinquent rents. Notwithstanding anything in this Agreement to the contrary, at any time until Closing, Inland shall have the right to terminate this Agreement, in its sole and absolute discretion, by providing notice of such termination to Feldman and Owners. Further, if Inland is unable to obtain each Lender approval with respect to the assumption of the Debt, such assumption of Debt to be to the satisfaction of Inland, as determined in Inland’s sole and absolute discretion, within said 60 days’ period, Closing shall be postponed until such time as Inland shall have obtained the approval from each Lender to close simultaneously with balance of the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, Feldman and Owners agree not to sign off on any closing statement without having obtained Inland’s prior written approval, which approval may be withheld in Inland’s sole discretion.
24.	Feldman and Owners shall deliver to Inland within five (5) days of execution of this Agreement, copies of any previous appraisals for the Real Properties. Inland’s obligation to proceed to Closing is subject to Inland obtaining, prior to Closing, a separate updated appraisal for each Real Property, which must be acceptable to Inland and Lender and paid for by Inland. In addition, at Inland’s sole option, Inland may order an engineering report for the Real Properties if required and shall be paid for by Inland on or before Closing.

25.	It is a condition precedent to Inland’s obligation to proceed to Closing that, except for (a) the arbitration proceeding between FMP Stratford LLC and Century Theaters, (b) that certain lawsuit filed by Stewart Danko and (c) that certain lawsuit filed by Ashley Luciani, in each case with respect to Stratford, neither Feldman, the Owners or any entity affiliated, owned, controlled or in control of Feldman or Owners, nor any tenant and guarantor shall be in default on any lease or agreement at Closing, nor is there any threatened or pending litigation. Feldman and Owners represent and warrant to Inland that except as disclosed above in this Paragraph, that there is no threatened or pending litigation against Feldman, Owners or the Real Property of which they are aware or regarding which they have received any notification, whether written or otherwise.

26.	Feldman warrants and represents that it has paid all unemployment taxes to date.

27.	After the date hereof, Feldman and Owners shall at all times carry on their business with respect to themselves and the Real Properties in the ordinary course of business.

28.	After the date hereof, Feldman and Owners shall immediately advise Inland of any event of default, defaults, notices of the foregoing or other events which will lead to an impairment of Feldman, Owners or the Real Properties.

29.	After the date hereof, neither Feldman nor Owners shall incur any additional debt with respect to Feldman, Owners or the Real Properties.

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November 14, 2008

30.	Prior to Closing, Owners shall furnish to Inland copies of all guaranties and warranties which Owners received from any and all contractors and sub-contractors pertaining to the Real Properties. Inland’s obligation to proceed to Closing is conditioned upon Inland’s satisfaction that all guaranties and warranties survive the Closing and that all such guaranties and warranties which are assignable shall be assigned and transferred to Inland at Closing.

31.	Inland’s obligation to proceed to Closing is conditioned upon the Real Properties having no less occupancy at the time of Closing than is exhibited on the Rent Rolls, with all tenants occupying their space, open for business, and paying full rent current including CAM, tax and insurance as shown on the Rent Rolls.

32.	Fifteen (15) days after the date of this Agreement, Inland shall provide commitments to insure title to the Real Properties along with a separate current Urban ALTA/ACSM spotted survey for each Real Property, paid by Inland, in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and NSPS in 2005 and includes all outlots and all Table A optional survey responsibilities and acceptable to Inland and the title company. Notwithstanding the foregoing to the contrary, Inland has ordered and will pay for such surveys.

33.	Feldman and Owners agree to immediately make available and disclose all information that Inland needs to evaluate the Real Properties, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Prior to and following Closing, Feldman and Owners agree to cooperate fully with Inland and Inland’s representatives to facilitate Inland’s evaluations and reports, including at least a one-year audit of the books and records of the Real Properties to be performed at Inland’s sole cost and expense; provided, however that the audit requirement specified above shall not be a condition to Closing.

34.	This Agreement shall be governed by the laws of the state of Maryland, except that with respect to any real estate matters involving the Real Properties, the laws of the state where such Real Property is located shall govern.

35.	It is a condition precedent to Feldman’s obligation to proceed to Closing that this transaction be approved by the Board of Directors of Feldman. It is a condition precedent to Inland’s obligation to proceed to Closing that this transaction be approved by the Board of Directors of Inland.
     If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me within 7 days from the date hereof. If this offer is not accepted by Feldman and Owners within seven (7) days, this offer is deemed to be revoked, and any purported acceptance of it by Feldman or Owners thereafter shall be considered a counter-offer by Feldman or Owners that will then be subject to the subsequent written acceptance of Inland. Notwithstanding the foregoing 7-day offer acceptance period,

Feldman Mall Properties, Inc.
November 14, 2008

Inland reserves the right to revoke this offer at any time prior to the expiration of said 7-day offer acceptance period, in which case, this offer shall become null and void.
Sincerely,
ACCEPTED:

FELDMAN MALL PROPERTIES, INC.			INLAND AMERICAN REAL ESTATE TRUST, INC., or nominee

By:	/s/ Thomas E. Wirth		/s/ G. Joseph Cosenza
	Name:	Thomas E. Wirth	G. Joseph Cosenza
	Title:	President and Chief Financial Officer	Authorized Agent
	Date:	November 14, 2008

FMP STRATFORD LLC
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	Vice President
	Date:	November 14, 2008

FMP STRATFORD JCP PARCEL LLC
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	Vice President
	Date:	November 14, 2008

FMP NORTHGATE LLC
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	Vice President
	Date:	November 14, 2008

Feldman Mall Properties, Inc.
November 14, 2008

FMP NORTHGATE OUTPARCEL LLC
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	Vice President
	Date:	November 14, 2008

FMP DENTON LP
By:	/s/ Thomas E. Wirth
	Name:	Thomas E. Wirth
	Title:	Vice President
	Date:	November 14, 2008